U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 27, 2016

CAPITAL ART, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-55370	27-0746744
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6445 South Tenaya Way, B-130

Las Vegas, Nevada 89113

(Address of principal executive offices)

702-722-6113

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 27, 2016, Sean Goodchild and David Morton resigned as our Chief Executive Officer and Chief Financial Officer, respectively, as well as their positions as Directors of our Company. Neither Mr. Goodchild nor Mr. Morton had any disagreements with us regarding the operations, policies or practices of our Company.

Also on December 27, 2016, to replace Messrs. Goodchild and Morton, Sam D. Battisone was appointed as Chairman of our Board of Directors and Co-Chief Executive Officer, Stuart Scheinman was appointed as President, Co-Chief Executive Officer and a director and Scott C. Black was appointed as our Secretary, Treasurer, in-house counsel and a director pursuant to the provisions of our Bylaws, to hold such offices until the next annual meeting of our shareholders, their resignation, removal or death, whichever comes first.

Following are the biographical history of our new management:

Sam D. Battistone was appointed as our Co-CEO and Chairman of our Board of Directors in December 2016.  In addition to his positions with our Company, since 1998 Mr. Battistone has been the owner and President of Dreamstar, Inc,, Las Vegas, NV, a privately held company engaged in business investments related to the sports industry. He was the Founder, Chairman and a director of Dreams, Inc. a publicly held company located in Plantation, FL from 1982 through 2012.  Mr. Battistone received an AA degree in 1959 from the City College of San Francisco.  He devotes approximately 75% of his time to our affairs.

Stuart Scheinman was appointed as our Co-CEO, President and a Director in December 2016. Since September 2012 he has also been President of Movie Star News, Inc., Las Vegas, NV, a privately held company engaged in sale of classic and vintage Hollywood photographs. We acquired this company in October 2014. Prior to that Mr. Scheinman was president and founder of Animaland, an interactive toy manufacturing company from December 2003 to September 2012. Mr. Scheinman received a Bachelor of Arts degree from Long Island University in 1987. He devotes approximately 100% of his time to our affairs.

Scott C. Black, Lieutenant General US Army (Ret.) was appointed as our Secretary, Treasurer, in-house counsel and a director in December 2016. He has worked with us since 2013. From November 2009 through August 2012 he was Vice President and General Manager of BAE Systems, Inc., where he supervised and managed the Global Mission Solutions business unit, a $300M+ annual revenue organization. He joined BAE Systems after retiring from the U.S. Army where he had a distinguished 35-year career of service, rising to serve as the Army’s Judge Advocate General. As the Judge Advocate General of the U.S. Army, Mr. Black directed a legal services organization of more than 10,000 lawyers and paralegals, including both soldiers and civilians deployed around the world in 650 offices in 19 countries, including Iraq and Afghanistan. He served as the legal advisor to the Secretary of the Army, the Army Chief of Staff, and all Army Staff principals, and was responsible for all Military Justice operations, the legal support for contracting, ethics, and environmental programs, and for supervising the training and deployment of Rule of Law and Governance Advisors around the world. Previously, he served as Commanding General and Commandant of the Judge Advocate General's Legal Center and School in Charlottesville, Virginia, and as the Assistant Judge Advocate General for Military Law and Operations in the Pentagon. His past positions include Chief Counsel for the Secretary of the Army’s Congressional Liaison Office, Staff Judge Advocate (General Counsel) for the Army’s Fifth Corps in Germany, and Assistant Counsel to the President in the White House. Mr. Black received a bachelor’s degree in political science from California Polytechnic State University in 1974 and a Juris Doctor from the California Western School of Law in 1980. He also holds a Master’s Degree in National Resource Strategy from the Industrial College of the Armed Forces, National Defense University. His awards include the Distinguished Service Medal, the Legion of Merit with Oak Leaf Cluster, and the Meritorious Service Medal with four Oak Leaf Clusters. He is also entitled to wear the Parachutist Badge, the Ranger Tab, and the Army Staff Identification Badge. He devotes approximately 75% of his time to our affairs.

Executive Compensation

Mr. Scheinman receives an annual salary of $91,000. It is anticipated that he shall continue to receive this salary in 2017. No other officer receives compensation for their services at this time.

Director Compensation

No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ART, INC. (Registrant)

Dated: December 29, 2016	By:	/s/ Stuart Scheinman
Stuart Scheinman,
President

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